      As filed with the Securities and Exchange Commission on June 30, 2000



                                                      Registration No. 333-35626

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3

                                AMENDMENT NO. 3

                             REGISTRATION STATEMENT
                                      UNDER

                              --------------------
                           THE SECURITIES ACT OF 1933

                              LOG ON AMERICA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)


            (Primary Standard Industrial Classification Code Number)

                                   05-0496586
                      (I.R.S. Employee Identification No.)
                              --------------------

                          One Cookson Place, 6th Floor
                         Providence, Rhode Island 02903
                                 (401) 459-6298
          (Address and telephone number of principal executive offices and principal place of business)
                              --------------------

                            David R. Paolo, President
                              Log On America, Inc.
                          One Cookson Place, 6th Floor
                         Providence, Rhode Island 02903
                                 (401) 459-6298
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                               Gary W. Mair, Esq.
                       Silverman, Collura & Chernis, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

         Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                                        CALCULATION OF REGISTRATION FEE

=====================================  =================  ===================  ===================  =================
                                                          Proposed Maximum     Proposed Maximum     Amount of
                                                          Offering Price Per   Aggregate Offering   Registration Fee
Title of Each Class of                 Amount to be       Share(2)             Price                (3)
Securities to be Registered            Registered(1)
=====================================  =================  ===================  ===================  =================

Common Stock                                6,593,292             $8.00             $52,746,336         $14,663.48
=====================================  =================   ==================  ===================  =================

TOTAL                                       6,593,292                               $52,746,336         $14,663.48
=====================================  =================   ==================  ===================  =================



(1) For the purpose of estimating the number of shares of common stock to be included in this registration statement, the registrant included: (i) 5,330,755 shares representing 200% of the number of shares of common stock issuable upon the conversion of the series A preferred stock, determined as if the stock was converted in full on May 22, 2000, (without regard to any limitations on conversion) at the conversion price of $5.74; (ii) 594,204 shares, representing 100% of the number of shares of common stock issuable upon exercise of the related warrants (without regard to any limitations on exercise); (iii) 468,333 shares of common stock; and (iv) up to 200,000 shares of common stock issuable upon exercise of warrants issued by the registrant pursuant to a Representative's Warrant Agreement. Pursuant to rule 416 of the Securities Act, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions. The registration statement does not cover an indeterminate number of shares due to adjustments to the conversion prices.


(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices of Log On America, Inc., common stock as reported on the Nasdaq National Market on April 24, 2000.

(3)  $17,000 of the registration fee has been previously paid.


         The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              LOG ON AMERICA, INC.

           Our selling stockholders, or their transferees, pledgees, donees or successors are selling up to 6,593,292 shares of Log On America, Inc., common stock. The shares of our common stock consist of: (i) 5,924,959 shares issuable upon the conversion of series A preferred stock and the exercise of warrants issued in a private financing; (ii) 468,333 shares of common stock; and (iii) 200,000 shares of common stock issuable upon exercise of warrants issued by the registrant pursuant to a Representative's Warrant Agreement.

           We are not selling any of the shares of our common stock under this prospectus and we will not receive any of the proceeds from the sales by the selling stockholders.

          The selling stockholders may sell the shares of our common stock they are offering in a number of different ways and at varying prices. We provide more information about the selling stockholders and how they may sell their shares in the section titled, "Plan of Distribution."

--------------------------------------------------------------------------------

         Please see the risk factors beginning on page 8 to read about certain factors you should consider before buying shares of our common stock.

--------------------------------------------------------------------------------

         Our common stock is listed on the Nasdaq National Market under the symbol, LOAX. On April 24, 2000, the closing sale price of a share of our common stock, as reported on the Nasdaq National Market, was $8.00.

           The mailing address of our principal executive offices is One Cookson Place, 6th Floor Providence, Rhode Island 02903, and the telephone number is
(401) 459-6298.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _______, __, 2000

                Where you can find more information about Log On

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available at the Commission's web site, http://www.sec.gov.


         The terms of the series A preferred stock and the warrants included in this registration statement, for which this prospectus forms a part, are complex and are only briefly summarized in this prospectus. Shareholders may obtain further information concerning the rights, preferences and terms of the series A preferred stock and warrants in more detail in our current reports on Form 8-K and exhibits filed with the Securities Exchange Commission on February 28, 2000 (File No. 000-25761). Our current reports on Form 8-K may also be viewed on the web site maintained by the Securities and Exchange Commission. A more detailed description of terms, preferences and rights of the holders of our series A preferred stock with respect to the outstanding preferred stock and of the related warrants is qualified in its entirety by reference to the complete description of these preferences, rights and terms set forth in our current reports on Form 8-K.

                               Prospectus Summary

         Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Log On American, Inc., and not to the selling stockholders.

                              Log On America, Inc.


         Log On America, Inc. is a Northeast Regional Competitive Local Exchange Carrier and Information/Internet Service Provider, providing local dial-tone, instate toll, long distance, high-speed Internet access and cable programming solutions over traditional copper wire using Digital Subscriber Line technology to residential and commercial clients throughout the Northeast.

         We plan to rapidly evolve from a regional Internet Service Provider to a facilities-based telecommunications provider by providing our existing customer base with enhanced telecommunications options. We are currently in the process of developing an advanced telecommunications network to provide a wide range of telecommunications services including local and long distance telephone, data services, including high speed Internet access, and video programming, primarily to residential and small to medium sized business throughout the northeast.


Corporate History

         Log On America, Inc., a Rhode Island corporation, was formed in 1992 to provide online Internet and related services. This company is our predecessor. In 1997, the Rhode Island corporation sold 100% of its assets to System 4, Inc., a Delaware corporation and a wholly owned subsidiary of Global Telemedia International, Inc., a Delaware corporation, and agreed to change its name to Tekcom Inc. Tekcom remained a Rhode Island corporation with no operations. At the time of the acquisition, Global Telemedia was engaged in the marketing of telecommunications services. In consideration of the sale, Global Telemedia agreed to assume all of the Rhode Island corporation's outstanding liabilities and to pay the Rhode Island corporation's shareholders, on the third anniversary date of the purchase, 20% of the value of all of the Rhode Island corporation's business as of that date. After the transfer of assets and liabilities to System 4, Inc., System 4 changed its name to Log On America, Inc.

         Wan Secure, Inc. was organized in Delaware in January 1998 to purchase 100% of the successor to System 4's outstanding capital from Global Telemedia. As a result, we became a wholly owned subsidiary of Wan Secure. In September 1998, Wan Secure merged with Log On America, Inc., the successor to System 4. As a result of this merger, Wan Secure was the survivor. Simultaneously with the merger, Wan Secure, a Delaware corporation, changed its name to Log On America, Inc.

         In and around February 1998, 100% of the shareholders of Tekcom. Inc., formerly the Rhode Island corporation, agreed to surrender and release their rights and claims to 20% of the value of the Delaware Log On America's business as of the third anniversary date of the Global Telemedia's purchase. As consideration for this surrender and release, Tekcom shareholders received an aggregate of 795,130 shares of the Delaware Log On America's common stock.

Our recent financing

         On February 23, 2000, we raised $15,000,000 in the first installment of an equity financing, which ultimately may raise up to $35,000,000. The first installment is comprised of the following:

o the sale, for $15,000,000, of 15,000 shares of our initial series A preferred stock (the "Initial Preferred Stock") and initial related warrants (the "Initial Warrants") to purchase 594,204 shares of our common stock to certain of our selling stockholders; and

o if certain conditions are met, certain selling stockholders may purchase, and under certain circumstances may be required to purchase, and we may issue, and under certain circumstances we may be required to issue, an aggregate of up to 20,000 additional shares of series A convertible preferred stock and additional related common stock purchase warrants.

                                  Risk Factors

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

We have incurred net losses since our inception and anticipate continuing losses.

        To date, we have had limited revenues and have not shown a profit in our operations. As of April 24, 2000, our accumulated deficit was approximately $8,675,572. Although we intend to expand our marketing of products and services, we may not be able to achieve these objectives or, if these objectives are achieved, we may never be profitable. If profitability is achieved, we may not be able to sustain it. We cannot predict when, or if, profitability might be achieved.

We have a short operating history upon which you can judge our prospects.

      We commenced our business in 1992 but did not produce significant revenues until 1996, therefore, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. You must consider our business in light of the risks, expenses and problems frequently encountered by companies with limited operating histories.

We require substantial funds and may need to raise additional capital in the future.

      Based on our currently proposed plans and assumptions, we anticipate that the net proceeds received or to be received from the sale of the shares of series A preferred stock will be sufficient to satisfy our contemplated cash requirements for the twelve month period following the consummation of the sale. We may then require additional funding. Under the agreement with certain of our selling stockholders we are not allowed to raise additional equity funding for a period of six months commencing on February 23, 2000 without their approval. Additionally, pursuant to the terms of a credit facility with Nortel Networks, Inc., and other lenders, we may not be able obtain additional debt financing. Other additional financing or funding may not be available on commercially reasonable terms, or at all. The inability to obtain additional financing or funding, when needed, would have a negative effect on us, including possibly requiring us to curtail or cease operations. If any future financing involves the sale of our equity securities, the shares of our common stock held by our shareholders would be substantially diluted. If we incur indebtedness or otherwise issue debt securities, we will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and the possibility that we may not be able to pay principal and interest on the indebtedness.

Risks relating to the conversion of the preferred stock and the exercise of the related warrants could result in a substantial number of additional shares being issued if the market price of our common stock declines.


        Each share of the Initial preferred stock, is convertible into a number of shares of common stock equal to the quotient of $1,000 plus (.08)(N/365)($1,000) where N is equal to the number of days from the issuance of such series A stock through and including the date of conversion divided by (ii) the applicable conversion price, which price is equal to the lower of (i) 90% of the lowest closing bid price of the common stock during the three consecutive trading days ending on and including the date of the conversion or (ii) during the first 182 days after the issuance, $24.62 and 182 days after the issuance of the series A preferred stock, the lower of 24.62 or 120% of the average closing bid prices of the common stock during the ten consecutive trading days immediately preceding the date which is 182 days after the issuance of the series A preferred stock.


        As a result, the lower the price of our common stock at the time a holder of our series A preferred stock converts, the greater the number of shares of common stock the holder will receive. To the extent the series A preferred stock is converted, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock due to the additional supply of shares relative to demand in the market. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the series A preferred stock, sales of which could further depress the price of our common stock. If the sale of a large amount of shares of our common stock upon conversion of the series A preferred stock results in a decline in the price of our common stock, this event could encourage short sales of our common stock. Short sales could place further downward pressure on the price of our common stock. The conversion of the series A preferred stock may result in substantial dilution to the interests of other holders of our common stock. Even though a selling stockholder may not convert any portion of the series A preferred stock or their related warrants if doing so will cause it or any of its affiliates to beneficially own more than 4.99% of our total outstanding common stock (excluding for purposes of such determination shares of common stock deemed beneficially owned through ownership of unconverted shares of the series A preferred stock or unexercised related warrants), this restriction does not prevent a selling stockholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling stockholder could eventually sell more than 4.99% of our outstanding common stock while never being the beneficial owner of more than 4.99% at any specific time.


We may issue additional shares which would reduce your ownership percentage and dilute the value of your shares.

Certain events over which you have no control over could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in us. We may issue additional shares of common stock or preferred stock to raise additional capital or finance acquisitions or upon the exercise or conversion of outstanding options and warrants. As of May 31, 2000, excluding those warrants held by our selling stockholders, there were outstanding warrants and options to acquire 2,295,777 additional shares of common stock. If exercised, these securities will reduce your percentage ownership of common stock and could dilute the value of your shares. A significant number of our outstanding shares of common stock will also be immediately tradeable without restriction under the Securities Act. "Affiliates," as defined in the Securities Act, must always sell their shares in accordance with the terms, including volume limitations, of Rule 144 under the Securities Act.

Conversion of series A preferred stock and sales of common stock by our selling stockholders may depress the price of our common stock and substantially dilute your stock.

         If the selling stockholders were to exercise all of the warrants they hold and convert all of the shares of series A preferred stock they own (without any limitation on conversion) as of June 22, 2000, they would acquire approximately 3,259,581 shares of our common stock. If the selling stockholders were to sell these shares of common stock into the market, such sales could have a negative effect on the market price of our common stock and will dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could materially impair our ability to raise capital through the future sale of equity securities.

Nasdaq listing maintenance requirements.

         If the issuance of our preferred stock was in violation of Nasdaq's listing maintenance requirements, or if we otherwise fail to continue to meet Nasdaq's listing maintenance requirements, Nasdaq may delist our common stock.

         In late January 1999, Nasdaq released its guidance on "future priced securities" and the necessity of issuers to comply with Nasdaq's listing maintenance requirements in issuing certain securities. We believe that the issuances of our series A preferred stock does not violate these criteria, and that we are in compliance with Nasdaq's listing maintenance criteria. In the event that Nasdaq were to determine that the issuance of our series A preferred stock was in violation of the Nasdaq listing maintenance requirements, or if we are otherwise unable to continue to meet Nasdaq's listing maintenance requirements, Nasdaq may delist us. Such delisting could have a material adverse effect on the price of our common stock and on the levels of liquidity currently available to our shareholders. We may not be able to satisfy these requirements on an ongoing basis.

We are dependent upon the continued growth in the use of the Internet.

      Our future operating results are highly dependent upon the increased use of the Internet by consumers for information, publication, distribution and commerce. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, access, and quality of service, remain unresolved and may impact the growth of Internet use. If widespread commercial use of the Internet does not develop, our business, results of operations and financial condition will be negatively affected.

We depend on the continued development and reliability of Internet infrastructure.

      We depend on the reliability, speed, data capacity, ease of use, accessibility and security of the Internet as well as its continued development and acceptance for commercial use. The success of our services and products depend, in large part, upon the further development of an infrastructure for providing Internet access and services. The Internet has experienced, and it is expected to continue to experience, significant growth in the number of users. The Internet infrastructure may not be able to support the demands placed on it by this continued growth in use. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. The infrastructure or complementary services necessary to make the Internet a viable commercial marketplace may not develop, or the Internet may not become a viable commercial marketplace for services and products such as the services that we currently offer. If this happens, our business, results of operations and financial condition will be negatively affected.

We depend on our computer infrastructures and will be adversely affected by any failure or damage to our systems.

      Substantially all of our communications and computer hardware is located at our offices in Providence, Rhode Island. Our system is vulnerable to damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary "off-site" systems or a formal disaster recovery plan. A system failure at our present location would have a major adverse affect on the performance of our services.

Our services are susceptible to disruptive problems.

      Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. Any of these risks could have a negative effect on our business, results of operations and financial condition.

We may be held liable for online content provided by third parties.

      Materials may be downloaded and distributed to others by the on-line or Internet services offered by us or the Internet service providers with which we have a relationship. If this happens, claims may be made against us for defamation, negligence, copyright or trademark infringement, or some other reason. These claims or the imposition of liability may have a negative effect on our business, results of operations and financial condition.

Internet security concerns could hinder e-commerce and the demand for our products and services.

      A significant barrier to e-commerce and communications over the Internet has been the need for the secure transmission of confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. Internet usage and the demand for our services could decline if any well-publicized compromise of security occurs. Although we are not aware of any attempts by programmers or "hackers" to penetrate our network security, these actions could occur in the future. A party who is able to penetrate our network security could misuse our users' personal information or credit card information and users might sue us or bring claims against us. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. Our business, results of operations, and financial condition could be negatively effected if contractual provisions attempting to limit our liability in these areas are not successful or enforceable, or if other parties do not accept these contractual provisions as part of our agreements with them.

We need to manage our growth effectively.

      Our growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. We need to:

o improve our financial and management controls, reporting systems and procedures;

o expand, train and manage our work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance; and

o manage multiple relationships with various customers, strategic partners and other third parties.


If we do not continually upgrade technology, we may not be able to compete in our industry.

      We will need to continually expand and upgrade our infrastructure and systems and ensure high levels of service, speedy operation, and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customers' demands for information on product effectiveness and to better determine which products and services can be developed most profitably. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be negatively effected.

If we do not effectively develop our early stage products and technology, our business may be negatively effected.

      The Internet market is characterized by rapidly changing technology, evolving industry standards, frequently introduced new services, products and enhancements, as well as changing customer demands. Many of our products and service applications are in the early stages of development and/or marketing, including the products and services we will offer as a competitive local exchange carrier. Many of our competitors have already introduced products that include one or more of the features incorporated in our products. We expect that our competitors may attempt to replicate the technology of our products or employ competing technologies, if our products are commercially successful. Our risks include unforeseen design or engineering problems with our products and applications. These or other risks associated with new product and service development or introduction may occur. If they do occur, they could have an adverse effect on our financial condition and operating results.

If we do not develop a sufficient sales and marketing force, we may not be able to generate significant revenues or become profitable.

      Currently we have 15 sales and marketing employees and we have not established distribution channels for our services and products. We may not be able to develop a sufficient sales force and marketing group. Our inability to develop a sufficient sales force and marketing group would have a negative effect on our business, results of operations and financial condition.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet.

      There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

We face significant competition from Internet and telephone service providers and others.

      The Internet connectivity business is highly competitive, and there are no substantial barriers to entry. We believe that competition will intensify. Currently, our primary competitors include such companies as:

o national Internet service providers: Earthlink, PSINet, Inc., UUNET Technologies, Inc., and GTE;

o regional telecommunications providers: Bell Atlantic, The Internet Access Company or TIAC, and Winstar Communications, Inc.;

o     on-line service providers: America Online, Inc. and Microsoft Corp.; and

o regional telephone companies and long distance companies: MCI Worldcom, Inc. and AT&T Corp.

      Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than we do, and may have significant competitive advantages through other lines of business and existing business relationships. Furthermore, additional major media and other companies with financial and other resources substantially greater than ours may introduce new Internet products and services that compete with the services and products we offer. Our future growth and profitability will depend, in part, upon consumer and commercial acceptance of our voice, data and Internet technology, and significant penetration of our related products and services. Our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.

Our operations depend on our ability to maintain favorable relationships with third party suppliers.

        We depend on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Bell Atlantic Corp. and MCI Worldcom, Inc./UUNET. Although we believe this access is available from several alternative suppliers, we may not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company, Bell Atlantic, to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform could negatively affect our business, results of operations, and financial condition.

The loss of the services of our chief executive officer, David R Paolo, could hurt our chances for success.


         We are dependent on the continued employment and performance of our executive officers and key employees, particularly of our CEO, David R. Paolo. The loss of Mr. Paolo, or his incapacity to perform his duties, would have a materially negative effect upon our activities and prospects. The loss of the services of any of our key employees or officers could adversely affect our business.

We face significant competition from Internet and telephone service providers and others.

      We compete with a wide range of service providers for each of the services that we provide. Virtually all markets for voice, high-speed access, and video services are extremely competitive, and we expect competition to intensify in the future. We often face significant competition from larger, better-financed Incumbent Local Exchange Carriers, national Digital Subscriber Line companies, and cable companies. We compete directly with providers, which have historically dominated their respective local telephone and cable television markets.

      Among the existing competitors, the Incumbent Local Exchange Carriers, cable providers and the Competitive Local Exchange Carriers provide the most direct competition in the delivery of connections for voice, high-speed access and video services. In each of our target markets, we face, and expect to continue to face, significant competition from Incumbent Local Exchange Carriers such as Bell Atlantic and SNET.

o   LEC, Voice Service Competition.

      With respect to local telephone services, we compete with the Local Exchange Carrier, Bell Atlantic, and alternative service providers including Competitive Local Exchange Carriers. With respect to long distance telephone services, we face, and expect to continue to face, significant competition from the Interexchange Carriers, including AT&T, Sprint and MCIWorldcom.

o   Internet/ISP Service Competition.

      The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. We may compete directly or indirectly with:

o  national and regional Internet Service Providers;
o  established online services;
o  computer software and technology companies;
o  national telecommunications companies;
o  Local Exchange Carriers;
o  cable operators; and
o  nonprofit or educational Internet Service Providers.

o  Bundled Long Distance Competition.

      Regional Bell Operating Companies are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once

Regional Bell Operating Companies are allowed to offer in-region long distance services, they may also be in a position to offer single source local and long distance service similar to that offered by us and proposed by established Interexchange Carriers: AT&T, MCIWorldcom and Sprint.

o  Our Anticipated Video Competition.

      Our anticipated video service businesses will compete with wireline cable companies in their respective service areas. In particular, our networks will compete for cable subscribers with the major wireline cable operators, since cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. All of our intended video services may face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment sources. Some of these sources include off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. We may also compete with Local Exchange Carriers and others which currently provide a variety of video services directly to subscribers within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities.

      Many of our current and potential competitors have substantially greater human and financial resources, experience, and brand name recognition than we do, and may have significant competitive advantages through other lines of business and existing business relationships. Potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. Our competitors may develop products or services that are superior to ours or achieve greater market acceptance than our products and services.

Our operations depend on our ability to maintain favorable relationships with third party suppliers.

      We depend on third-party suppliers for our access to the Internet through leased telecommunications lines, such as Bell Atlantic Corp. and MCI Worldcom, Inc./UUNET. Although we believe this access is available from several alternative suppliers, we may not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. We are also dependent upon the regional telephone operating company, Bell Atlantic, to provide installations of circuits and to maintain those circuits. Substantial failure by any of these third parties to perform could negatively affect our business, results of operations, and financial condition.

Our management has substantial control over us and investors in this offering may have no effective voice in our management.



      Our directors and executive officers will own approximately 35.45% of the then outstanding shares of our common stock as of April 24, 2000. Accordingly, these shareholders will possess substantial control over our operations. This control may allow them to amend corporate filings, elect a majority of our board of directors, and substantially control all matters requiring approval by our shareholders, including approval of significant corporate transactions. Management will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer for us or our securities. If you purchase our common stock, you may have no effective voice in our management.


Unless we maintain a public market for our securities, you may not be able to sell your shares.

      Failure to maintain an active trading market on the Nasdaq National Market by us could negatively affect the price of our securities, as well as affect your ability to sell your shares.


Shares released from lock-up on April 22, 2000.


      Certain of our shareholders and warrant holders, agreed to not directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any of our shares for a period of twelve months after April 22, 1999. On April 22, 2000, all of our shares under lock-up were released.
If our shareholders' subject to the lock-up sell their shares into the market, such sales could have a negative effect on the market price of our common stock and will dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could materially impair our ability to raise capital through the future sale of equity securities.


We may not be able to provide services if the systems that we rely upon are not Year 2000 Compliant.

      In 1999, we conformed our Year 2000 compliance by obtaining representations by third-party venders of their products' Year 2000 compliance, as well as specific testing of our products. We have not incurred significant costs for these purposes and we do not believe that we will incur significant lost for these purposes in the foreseeable future. We are continuing to monitor business systems owned or operated by us or by third parties, the failure of which would directly and adversely affect our ability to provide our services or otherwise affect revenues, safety or reliability for such a period of time as to lead to unrecoverable consequences, to ensure that these systems will not fail or make miscalculations as a result of the Year 2000 date change. Although we have not experienced significant disruptions as a result of the Year 2000 date change and we believe that most of our in-house and licensed information technology, ultimately was not affected by the Year 2000 date change, we cannot be certain that the production systems of many of our strategic business partners have not been adversely affected by the Year 2000 date change.

                 Disclosure Regarding Forward-Looking Statements

      The discussion in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward- looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Log On American, Inc., or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including "Risk Factors," and in the documents incorporated by reference in this prospectus.

                                 Dividend Policy

We have not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.

                              Selling Stockholders


      The shares of our common stock offered by this prospectus are the shares issuable upon conversion of the Initial Preferred Stock and upon exercise of the Initial Warrants to purchase 594,204 shares of our common stock issued to HFTP Investments, L.L.C., Marshall Capital Management, Inc., Fisher Capital Ltd. and Wingate Capital Ltd.; certain shares issued to Cyberstours, Inc., Prime Investors, LLC, and Casale Caliri & Jaroma, LLC; and 200,000 shares of common stock issuable upon exercise of warrants issued by us pursuant to a Representative Warrant Agreement.



      The following table sets forth the number of shares of our common stock owned by each of our selling stockholders as of the date of this prospectus. The second column lists, for HFTP Investments, L.L.C., Marshall Capital Management, Inc., Fisher Capital Ltd. And Wingate Capital Ltd., the number of shares of common stock, based on its ownership of the Initial Preferred Stock, which would have been issuable to the selling stockholder on May 22, 2000 upon conversion of all of the Initial Preferred Stock and exercise of all of the Initial Warrants held by such selling stockholder on that date, without regard to any limitation on conversion or exercise, the shares of our common stock owned by Cybertours Inc., Prime Investors, LLC and Casale Caliri & Jaroma, LLC and the shares of common stock issuable under warrants held by Dirks & Co., Jessy Dirks and Ronald Heineman. Our calculation of the number of shares of common stock into which a selling stockholder may convert the Initial Preferred Stock in the second column assumes a conversion price for the shares of Initial Preferred Stock of $5.74. Because the conversion of the Initial Preferred Stock is based on a formula that depends on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time and the number of shares that will be actually issued may be more or less than the 5,924,959 shares being offered by this prospectus on behalf of HFTP Investments, L.L.C., Marshall Capital Management, Inc., Fisher Capital Ltd. And Wingate Capital Ltd. The Initial Warrants are exercisable at a price of $17.23, subject to adjustment as provided in the warrant agreement. The third column lists, for each selling stockholder, each selling stockholder's portion, based on its ownership of the Initial Preferred Stock, Initial Warrants, the 468,333 shares of common stock owned by Cybertours, Inc, Prime Investors, LLC and Casale Caliri & Jaroma, LLC, and the 200,000 shares issuable under warrants owned by Dirks & Co., Jessy Dirks and Ronald Heineman which in the aggregate consists of 6,593,292 shares of common stock being offered by this prospectus.



      We determined the number of shares of common stock to be offered for resale by this prospectus in connection with the Initial Preferred Stock and related warrants by agreement with HFTP Investments, L.L.C., Marshall Capital Management, Inc., Fisher Capital Ltd. And Wingate Capital Ltd. For purposes of estimating the number of shares of common stock to be registered for resale by this prospectus, we included:(i) 5,330,775 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Initial Preferred Stock (without regard to any limitation on conversion) determined as if the Initial Preferred Stock was converted in full on May 22, 2000 at the conversion price of $5.74; (ii) 594,204 shares, representing 100% of the number of shares of common stock issuable upon exercise of the Initial Warrants, without regard to any limitations on exercise; and (iii) 468,333 shares of our common stock owned by Cybertours, Inc, Prime Investors, LLC and Casale Caliri & Jaroma, LLC; and 200,000 shares issuable under warrants held in the name of Dirks & Co., Jessy Dirks and Ronald Heineman. The fourth column assume the sale of all of the shares offered by each selling stockholder.


      Under the terms of the series A preferred stock and the related warrants, no selling stockholder can exercise the series A preferred stock or the related warrants, to the extent such conversion or exercise would cause such selling stockholder's beneficial ownership of our common stock to exceed 4.99% of the outstanding shares of our common stock, excluding for purposes of such determination shares of common stock deemed to be beneficially owed through ownership of unconverted shares of series A preferred stock or unexercised related warrants. The amounts in the second column do not reflect this limitation.


      To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us.


      The information is based on information provided by or on behalf of the selling stockholders, the selling stockholders may offer all, some or none of their shares of our common stock.


      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage calculations are based upon 8,773,086 shares of our common stock outstanding as of May 19, 2000.

      Promethean Investment Group, LLC, a New York limited liability company serves as investment advisor to HFTP Investment, L.L.C. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFPT, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

Marshall Capital Management, Inc., located at Madison Avenue, 7th Floor,
New York, New York 10010, is a wholly-owned subsidiary of Credit Suisse Group, a Swiss financial services company whose shares are traded publicly on the Zurich Stock Exchange. Marshall Capital Management, Inc. is an affiliate of Credit Suisse First Boston Corporation, a registered U.S. broker-dealer.

      Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.


                                 Beneficial
                                 Ownership of
                                 Securities                        Securities
                                 Prior to         Securities          Owned
                                 Offering            Offered     After Offering
                                 ------------        -------     ----------------

Name of Selling                  Common           Common              Common
Stockholder                      Stock            Stock               Stock
-----------                      -----            -----               -----
HFTP
Investment L.L.C.                  814,895        1,481,240            -0-

Marshall
Capital Management, Inc.         1,629,791        2,962,479            -0-

Fisher Capital Ltd.                505,235          918,369            -0-

Wingate Capital Ltd.               309,660          562,871            -0-

Cybertours Inc.                    433,333          433,333            -0-

Prime Investors, LLC                10,000           10,000            -0-

Casale Caliri & Jaroma, LLC         20,000           25,000            -0-

Dirks & Co.                        139,575          139,575            -0-

Jessy Dirks                         35,000           35,000            -0-

Ronald Heineman                     25,425           25,425            -0-

                            Description of Securities

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with our registration statement of which this prospectus forms a part.


      Our authorized capital stock consists of: (i) 125,000,000 shares of common stock, $.01 par value; and (ii) 15,000,000 shares of a new class of preferred stock, 35,000 shares of which are designated as series A convertible preferred. As of May 19, 2000, 8,773,086 shares of common stock were issued and outstanding, and 15,000 shares of the series A preferred stock were issued and outstanding. As of this date, there were 132 record holders of our common stock, and four record holders of our preferred stock.

Common Stock.

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our shareholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holders of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Series A Preferred Stock.

      Under our certificate of incorporation, as amended, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 15,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. The terms of the series A preferred stock included in this registration statement, for which this prospectus forms a part, are complex and are only briefly summarized in this prospectus. To obtain further information concerning the rights, preferences and terms of the series A preferred stock, please refer to the full description contained in our current reports on Form 8-K and exhibits filed with the Securities Exchange Commission on February 28, 2000 (File No. 000-25761).

      Pursuant to the terms of the Securities Purchase Agreement, dated as of February 23, 2000, by and among us and certain of the selling stockholders, we issued series A preferred stock in the aggregate principal amount of $15,000,000.

Variable conversion rate.

      Each share of series A preferred stock, including the Initial Preferred Stock is convertible into a number of shares of common stock equal to the quotient of a $1,000 plus (.08)(N/365)($1,000) where N is equal to the number of days from the issuance of the applicable series A preferred stock through and including the date of conversion divided by (ii) the applicable conversion price, which price is equal to the lower of (i) 90% of the lowest closing bid price of the common stock during the three consecutive trading days ending on and including the date of the conversion (the "Floating Conversion Price") or
(ii) (x) except for the Initial Preferred Stock, during the first 182 days after the issuance of the applicable series A preferred stock, 150% of the average weighted average price, not to exceed $24.13, of the common stock for the five consecutive trading days prior to the date of issuance of the series A preferred stock, and in the case of the Initial Preferred Stock, during the first 182 days after the issuance, $24.62 and (y) anytime after the first 182 days after the issuance of the series A preferred stock, the lower of the amount in the immediately preceding clause (x) or 120% of the average closing bid prices of the common stock during the ten consecutive trading days immediately preceding the date which is 182 days after the issuance of the applicable series A preferred stock (clause (x) and (y) collectively, the "Fixed Conversion Price").

      Both the series A preferred stock and their related warrants contain anti-dilution protection which adjusts the conversion rate of the series A preferred stock and the exercise price of the warrants in the event Log On America is deemed to have issued common stock at a price less than the conversion rate then in effect (in the case of the series A preferred stock) or the exercise price (in the case of the warrants), subject to certain exceptions.

Limitations on conversion and exercise.

      A holder may not convert the series A preferred stock to the extent such conversion would cause such holder, together with such holder's affiliates, to beneficially own in excess of 4.99% of the outstanding common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the series A preferred stock or unexercised warrants).


Reduction of conversion price.


      After November 30, 2000, if a registration statement for the common stock underlying the series A preferred stock is not timely declared effective or its effectiveness lapses, the conversion rate for such series A preferred stock will be permanently reduced. After June 30, 2000, (i) if we fails to deliver shares of common stock upon the conversion of the series A preferred stock or (ii) if we materially breach any representation, warranty, covenant or other term of the agreements it entered into in connection with the private financing in connection with the series A preferred stock, the conversion rate will be permanently reduced. Additionally, if the common stock is suspended from trading on the Nasdaq National Market, the conversion rate will be permanently reduced. In each case, the Floating Conversion Price will be reduced by 25%, and the Fixed Conversion Price will be reduced to the lesser of (x) the then effective Fixed Conversion Price or (y) the product of 0.68 multiplied by the lowest Fixed Conversion Price during the period when the event or condition which gives rise to the reduction of the Fixed Conversion Price first occurs until the date such event or condition is cured.


Conversion option by Log On.

      On the date which is 30 days after the registration statement, for which this prospectus forms a part, has been declared effective by the Securities and Exchange Commission, we may require the holders of the Initial Preferred Stock to convert 25% of all issued Initial Preferred Stock at the conversion rate then in effect. In order to exercise this election, the closing bid price of the common stock must be at least $20.51 for each of the 10 consecutive trading days immediately prior to the date of the conversion pursuant to this election. Additionally, on the date which is 90 days after a registration statement, for which this prospectus forms a part, has been declared effective by the Securities and Exchange Commission, we may require the holders to convert an additional 25% of all issued Initial Preferred Stock at the conversion rate then in effect. In order to exercise this election, the closing bid price of the common stock must be at least $24.62 for each of the 10 consecutive trading days immediately prior to the date of the conversion pursuant to this election.

      Three years after the issuance date, any outstanding shares of series A preferred stock are required to be (i) converted into common stock at a conversion price of 95% of the average closing bid prices of the common stock for 15 consecutive trading days immediately preceding the third anniversary date of issuance or (ii) redeemed at an amount equal to $1,000 plus (.08)(N/365)($1,000) per share, where N equals the number of days from the issuance through and including the date of redemption, at the option of us, subject to certain conditions and limitations.

Redemption option by the holders of series A preferred.

The holders of the series A preferred stock may redeem the series A preferred stock on or prior to November 30, 2000 (i) if a registration statement for the common stock underlying the series A preferred stock is not timely declared effective or its effectiveness lapses or (ii) if Log On fails to obtain shareholder approval of the private financing regarding the series A preferred stock by May 31, 2000. The holders also may redeem the series A preferred stock on or prior to June 30, 2001 (i) if Log On fails to deliver shares of common stock upon the conversion of the series A preferred stock or (ii) if Log On materially breaches any representation, warranty, covenant or other term of the agreements it entered into in connection with the private financing. The redemption price per share shall be the greater of (i) 125% of the sum equal to $1,000 plus (.08)(N/365)($1,000) where N is equal to the number of days from the issuance of such series A preferred stock through and including the date of the redemption or (ii) the product of (x) the applicable conversion rate and (y) the closing bid price of the common stock for the trading day immediately preceding the day of the happening of the event that gives the holders the option to redeem.

      The holders also may redeem the series A preferred stock upon a change of control of Log On at a redemption price equal to the greater of (i) 125% of the sum equal to $1,000 plus (.08)(N/365)($1,000) where N is equal to the number of days from the issuance of such series A preferred stock through and including the date of the redemption or (ii) the product of (x) the applicable conversion rate and (y) the average closing bid price of the common stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon change of control.

Redemption option by Log On.

Log On at its option may require the redemption of some or all of the series A preferred stock within 182 days after the issuance of the series A preferred stock at a price per share equal to 110% of the sum equal to $1,000 plus (.08)(N/365)($1,000), where N equals the number of days from issuance of such preferred stock through and including the date of redemption. In order to exercise the above-described redemption option, Log On must notify the holders at least 10 days before the date of the redemption of its intent to redeem and there must be an effective registration statement registering the shares of common stock issuable upon the conversion of the series A preferred stock and the exercisable related warrants. In the event of a qualified public offering of Log On common stock or the sale of Log On common stock pursuant to Rule 144A, as promulgated under the Securities Act of 1933, until August 21, 2000, Log On at its option may require the redemption of some or all of the series A preferred stock at a price per share equal to the greater of (i) 120 % of the sum of $1,000 plus (.08)(n/365)($1,000) where N is equal to the number of days from the issuance of such series A preferred stock through and including the date of the redemption, (ii) the product of the then effective conversion rate multiplied by the closing bid price of the common stock immediately preceding the date of redemption, and (iii) the product of the then effective conversion rate multiplied by the price per share sold in the qualified public offering or the Rule 144A offering. The qualified public offering or Rule 144A offering must be at least at a price of $20.00 per share and must result in gross proceeds to Log On in excess of $25,000,000.

Liquidation preference.

      The series A preferred stock bears no dividend. The series A preferred stock has a liquidation preference per share in an amount equal to the sum of $1,000 plus (.08)(N/365)($1,000) where N is equal to the number of days from the issuance of such series A preferred stock through and including the date of the liquidation event.

Voting rights.

      The series A preferred stock does not have any voting rights except as required by law, provided however, Log On America may not without obtaining approval of the two-thirds of the series A preferred stock (i) change the rights and priorities of the series A preferred stock; (ii) change its certificate of incorporation or by-laws or enter into any agreement which adversely effects the rights and priorities of the series A preferred stock, (iii) redeem any capital stock (other than the series A preferred stock) or pay any dividend on its capital stock, or (iv) issue any capital stock which is senior or equal to rank in respect to distribution and payment upon liquidation, dissolution or winding up of Log On.

Warrants to purchase common stock.

      Under the terms of the Securities Purchase Agreement described above, we also issued to certain of our selling stockholders Initial Warrants to purchase an aggregate of 594,204, shares of our common stock at an exercise price of approximately $17.23 per share. All other future warrants to be issued upon the purchase of additional series A preferred stock by certain of our selling stockholders will be exercisable for common stock at 105% of the average weighted average price, not to exceed $24.13, of the common stock for five consecutive trading days immediately prior to the date of issuance of such additional warrants. The Initial Warrants are exercisable through February 23, 2005. Any additional warrants will be exercisable for a period of 5 years after issuance. A holder of a warrant may not exercise any portion of the warrant to the extent such exercise would cause such holder together with such holder's affiliates, to beneficially own in excess of (other than shares deemed beneficially owned through ownership of unconverted shares of the series A preferred stock or unexercised warrants) 4.99% of the outstanding shares of our common stock.

         Additional Information about our preferred shares and warrants.

Selling stockholders may be required to purchase additional preferred shares and warrants.

      In the event that the average closing bid prices of the common stock for 15 consecutive trading days ending on and including July 17, 2000 is at least $25.00 a share and does not fall below $23.00 from July 3, 2000 through July 17, 2000, then on July 17, 2000, certain of our selling stockholders will be required to purchase an aggregate of 10,000 additional shares of series A preferred stock and related warrants for common stock at a purchase price of $1,000 per share of series A preferred stock. Until the date which is 90 days after a registration statement for the common stock underlying the initial preferred shares has been declared effective, certain of our selling stockholders may purchase up to an aggregate of 10,000 additional shares of series A preferred stock and related warrants for common stock at a purchase price of $1,000 per share of series A preferred stock, provided the purchase of 5,000 of the 10,000 additional shares of series A preferred stock may be purchased only if the closing bid price for the common stock is at least $20.00 on each of the five consecutive trading days ending on and including the date the selling stockholders elect to purchase such 5,000 shares of series A preferred stock. In the event the selling stockholders purchase additional shares of series A preferred stock as discussed in this paragraph, the selling stockholders shall receive for each share of series A preferred stock purchased, warrants to purchase shares of common stock equal to the quotient of (i) $650 divided by (ii) the average weighted average price (not to exceed $24.13) of the common stock for five consecutive trading days immediately prior to the date of issuance of such additional series A preferred stock.

Other matters we have agreed to.

      We are required to reserve for issuance upon the conversion of the series A preferred stock and the exercise of the related warrants common stock in an amount equal to 200% of common stock issuable upon the conversion of the series A preferred stock (without regard to any limitations on conversion) and 100% of common stock issuable upon the exercise of the related warrants. All shares of common stock are junior in rank to the Series A preferred stock, and until all the shares of series A preferred stock have been converted, Log On may not redeem or declare a dividend on any of its other capital stock.


Until August 23, 2000, we may not engage in equity financing without two-third consent of the series A preferred stock, and until February 23, 2001, certain selling stockholders have the right of first refusal for any equity financing, subject to certain limitations.

                                 Use of Proceeds

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

                              Plan of Distribution

      The shares of our common stock offered by this prospectus may be sold from time to time by the selling stockholders, to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

      Each of the selling stockholders, may from time to time offer shares of our common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of the selling stockholders will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders, from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents, from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers.

      From time to time, the selling stockholders may transfer, pledge, donate or assign shares of our common stock to lenders or others, and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as the selling stockholders.

      A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with distribution of the shares of our common stock by such broker-dealers. In addition, a selling stockholder may, from time to time, sell short the shares of our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered may be used to cover such short sales. The selling stockholders may also enter into option swap or other derivative or similar transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

      The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of our common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

      If necessary, the specific shares of our common stock to be sold in this prospectus, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of the shares of series A preferred stock and the related warrants which required us to register the underlying shares of our common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and respective directors, officers and controlling persons, against certain liabilities in connection with the offer and sale of the shares of our common stock included in this prospectus, including liabilities under the Securities Act, and to contribute to payments the parties may be required to make in respect thereof.

      We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock underlying the series A preferred stock and warrants, excluding any underwriting discounts or commissions.

                          Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Co., 2 Broadway, New York, New York 10004.

                                  Legal Matters

      The legality of the common stock offered in this prospectus has been passed upon for us by Silverman, Collura & Chernis, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

      The consolidated financial statements of Log On America, Inc. appearing in Log On America, Inc.'s Annual Report (Form 10-KSB) at December 31, 1999 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1998, and for the year then ended, by Tauber & Balser, P.C., independent auditors, as set forth in their respective reports incorporated by reference and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       Documents Incorporated by Reference

      The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders, sell all of their shares included in this prospectus.

1. The description of our common stock included in our registration statement on Form 8-A, filed with the Commission on April 13, 1999, and all amendments or reports filed for the purpose of updating such description (File No. 000-25761);

2. Our quarterly report on Form 10-QSB, filed with the Commission on June 4, 1999, for the fiscal quarter ended March 31, 1999 (File No. 000-25761);

3. Our quarterly report on Form 10-QSB, filed with the Commission on August 12, 1999 for the fiscal quarter ended June 30, 1999 (File No. 000-25761);

4. Our quarterly report on Form 10-QSB, filed with the Commission on November 11, 1999, for the fiscal quarter ended September 30, 1999 (File No. 000-25761);

5. Our annual report on Form 10-KSB, filed with the Commission on March 30, 2000, for the fiscal year ended December 31, 1999 (File No. 000-25761);

6. Our current report on Form 8-K filed with the SEC on June 17, 1999, for the event of June 14, 1999 (File No. 000-25761);

7. Our current report on Form 8-K filed with the SEC on August 12, 1999, for the event of August 3, 1999 (File No. 000-25761);

8. Our current report on Form 8-K filed with the SEC on December 16, 1999, for the event of December 10, 1999 (File No. 000-25761);

9. Our current report on Form 8-K filed with the SEC on February 28, 2000, for the event of February 23, 2000 (File No. 000-25761)

10. Our registration statement on Form SB-2, filed with the SEC on April 23, 1999, and all amendments or reports filed for the purpose of updating such description (Registration No. 333-70307); and

11. All other reports filed by us with the Commission since December 31, 1999, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

      All documents filed by the us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information in this registration statement is qualified in its entirety by the information and financial statements (including the preferred stock thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

================================================================================

================================================================================

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is current only as of this date



                                TABLE OF CONTENTS

Page

Summary....................................................................2
Offering...................................................................4
Use of Proceeds............................................................6
Risk Factors...............................................................8
Where you can find more
information about Log On..................................................12
Description of Securities.................................................19
Resales by Selling Stockholders...........................................13
Plan of Distribution......................................................24
Transfer Agent............................................................28
Legal Matters.............................................................28
Experts...................................................................28
Disclosure of Commission Position.........................................28
                              --------------------
================================================================================

================================================================================



6,593,292 SHARES OF
COMMON STOCK



                              LOG ON AMERICA, INC.



                                 ---------------

                                   PROSPECTUS

                                 ---------------


                                       ,    , 2000
                              ---------  ---



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


         SEC Registration Fee                                  $ 14,663.48

         Printing                                              $  5,000
         Legal Fees and Expenses                               $ 30,000*
         Accounting Fees and Expenses                          $  4,000*
         Miscellaneous Expenses (including travel
          and promotional expenses)                            $  1,000*

                  TOTAL                                        $ 54,663.48*


         *Estimated

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

      Our certificate of incorporation, as amended, and bylaws, as amended, limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of us or serves or served any other enterprise at our request.

      In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. The certificate does not eliminate or limit the liability of a director for any of the following reasons:

o   breach of the directors' duty of loyalty to us or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

o   the unlawful payment of a dividend or unlawful stock purchase or redemption;
    and

o any transaction from which the director derives an improper personal benefit.

      We have purchased directors' and officers' insurance in the amount of $5,000,000. This insurance insures directors against any liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.

      We have been advised that it is the position of the Commission that insofar as the indemnification provisions referenced above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

      There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 16. Exhibits and Financial Statement Schedule


       (a) The following exhibits unless noted otherwise were filed with the initial filing of this Form S-3:


Exhibit
Number                                      Description
------                                      -----------

3.1 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on February 23, 2000.

4.1 Specimen certificate representing registrant's common stock (incorporated by reference to our registration statement on Form SB-2 (Registration No. 333-70307).

4.2 Form of warrant to HFTP Investments (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

4.3 Form of warrant to L.L.C., Marshall Capital Management, Inc. (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

4.4 Form of warrant to Fisher Capital Ltd. (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

4.5 Form of warrant to Wingate Capital Ltd. (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

4.6 Registration Rights Agreement, dated as of February 23, 2000, by and among the registrant and certain buyers (incorporated by reference to our Form 8-K, dated February ___ 23, 2000 (File No. 000-25761).

4.7 Securities Purchase Agreement, dated as of February 28, 2000, by and among the registrant and certain buyers (incorporated by reference to our Form 8-K, dated February 23, 2000 (File No. 000-25761).

5.1*     Opinion of Silverman, Collura & Chernis, P.C.


23.1     Consent of Ernst & Young LLP



23.2     Consent of Tauber & Balser, P.C.


23.3     Consent of Silverman, Collura & Chernis, P.C.

24.1     Power of Attorney, see signature page.


         * Filed with this Amendment No. 3

         Exhibit No.                Description
         -----------                -----------

         b.       Financial Statement Schedules.

         All schedules are omitted from this registration statement because they are not required or the required information is included in the consolidated financial statement or the notes thereto.

Item 17. Undertakings.

         (a) Rule 415 Offerings.

         The undersigned issuer hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                         (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Request for acceleration of effective date.

                  (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-3 Amendment No. 3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on June 29, 2000.


                                       LOG ON AMERICA, INC.


                                   By: s\ David R. Paolo
                                       -------------------------
                                       David R. Paolo, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Paolo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


SIGNATURES                              TITLES                             DATE
----------                              ------                             ----

\s\ David R. Paolo
------------------------
David R. Paolo               President, CEO, and Chairman         June 29, 2000


\s\ Raymond E. Paolo
------------------------     Executive Vice President,
Raymond E. Paolo             Secretary, Director                  June 29, 2000


\s\ Kenneth M. Cornell
------------------------
Kenneth M. Cornell           Chief Financial Officer, Treasurer
                             and Director                         June 29, 2000


\s\ Charles F. Cleary
------------------------
Charles F. Cleary            Chief Operating Officer, Director    June 29, 2000

\s\ Shastri Divakaruni
------------------------
Shastri Divakaruni           Director                             June 29, 2000


\s\ David M. Robert
------------------------
David M. Robert              Director                             June 29, 2000


\s\  Robert Annunziata
------------------------
Robert Annunziata            Director                             June 29, 2000